Exhibit 99.1

Infinity Pharmaceuticals Reports Second Quarter 2021 Financial Results and Provides
Company Update

–New clinical data from MARIO-275 and MARIO-3 suggest that the addition of eganelisib to standard of care regimens provides patient benefit –

–Increases seen in overall survival in 2L urothelial cancer (UC) and in progression free survival in 1L triple negative breast cancer (TNBC), in both cases regardless of PD-L1 status –

–Stéphane Peluso, Ph.D., returns to Infinity as Chief Scientific Officer –

–Cash balance of $97.3M to fund eganelisib development –

–MARIO-275 and MARIO-3 data update on KOL webcast event today, 8:00AM ET –

CAMBRIDGE, Mass., July 27, 2021 /Business Wire/ -- Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) (“Infinity” or the “Company”), a clinical-stage biotechnology company developing eganelisib (IPI-549), a potentially first-in-class, oral, immuno-oncology macrophage reprogramming therapeutic, today announced its second quarter 2021 financial results and provided a corporate update.

Adelene Perkins, Chief Executive Officer and Chair, Infinity Pharmaceuticals, said, “Today we report data indicating that eganelisib re-programs macrophages in the tumor microenvironment, turning pro-tumor, M2, macrophages into anti-tumor, M1, macrophages and improves outcomes for patients in two distinct types of cancer. Specifically, when combined with current standard of care therapies, the data showed that eganelisib increased overall survival in patients with metastatic urothelial cancer and prolonged progression free survival in patients with TNBC. These data provide preliminary, but compelling evidence of eganelisib’s potential to improve outcomes for patients with these two types of cancer. Validation of the fundamental biologic hypothesis of eganelisib, and the resulting prospect of patient benefit, gives us great confidence in the future of eganelisib, Infinity and our ability to realize our vision of bringing better therapies to patients. In the months ahead, Infinity plans to work with investigators, key opinion leaders and regulatory authorities to carefully choose the most appropriate clinical paths forward and expects to provide an update by year end, together with an update on our maturing TNBC data.”

Ms. Perkins continued, “We’re thrilled to have Dr. Peluso return to Infinity in the role of Chief Scientific Officer during this exciting time for Infinity. Stéphane served as a valued member of Infinity’s R&D Leadership Team during the discovery and preclinical development of eganelisib. His deep expertise will be incredibly valuable as we work to apply our clinical and translational learnings to maximize eganelisib’s unique role in re-programming macrophages and design the next set of clinical programs.”

Dr. Peluso said, “I’m excited to return to Infinity to continue building on the extraordinary work of the Infinity team in the discovery and development of eganelisib. The translational and clinical data presented to date continue to support that eganelisib is working on-mechanism, as intended and described in Infinity’s earlier preclinical work, and I look forward to leveraging these data in helping select the best future development paths.”
Corporate Update
•Appointed Stéphane Peluso, Ph.D, as Chief Scientific Officer. Effective August 2, 2021, Dr. Peluso returns to Infinity from Ipsen Bioscience where he was most recently Vice President, Global Head of Oncology External Innovation. Prior to Ipsen, Dr. Peluso worked at Infinity where he held positions of increasing responsibility in medicinal chemistry and drug discovery ultimately leading Infinity’s early discovery and pipeline expansion efforts through both internal R&D and business development. Dr. Peluso started his career as a medicinal chemist at Millennium Pharmaceuticals. He graduated from the Ecole Supérieure de Chimie Industrielle de Lyon (ESCIL), France, obtained his Ph.D. from the University of Lausanne, Switzerland and completed postdoctoral studies at the Massachusetts Institute of Technology.

Recent Eganelisib Updates and Program Guidance – data updates from MARIO-275 and MARIO-3 during KOL event today at 8:00AM ET are summarized in a separate press release to be issued this morning.
Second Quarter 2021 Financial Results:
•At June 30, 2021, Infinity had total cash, cash equivalents and available-for-sale securities of $97.3 million, compared to $106.8 million at March 31, 2021.
•Research and development expense for the second quarter of 2021 was $8.0 million, compared to $6.1 million in the same period in 2020. The increase is primarily related to clinical, development and consulting expenses to support continued development of eganelisib.
•General and administrative expense was $3.5 million for the second quarter of 2021, compared to $2.9 million for the same period in 2020. The increase in general and administrative expense is primarily due to an increase in consulting expenses and stock compensation.
•Net loss for the second quarter of 2021 was $11.3 million, or a basic and diluted loss per common share of $0.13, compared to a net loss of $9.5 million, or a basic and diluted loss per common share of $0.16, in the same period in 2020.
Financial Outlook: Infinity’s 2021 financial guidance, following the closing in February 2021 of a $92 million public offering of Infinity’s common stock remains unchanged:
•Net Loss: Infinity expects net loss for 2021 to range from $40 million to $50 million.
•Cash and Investments: Infinity expects to end 2021 with a year-end-cash, cash equivalents and available for sale securities balance ranging from $70 million to $80 million. Infinity’s financial guidance does not include any potential additional funding or business development activities.
KOL Event Information
In lieu of an earnings conference call, Infinity will host a KOL event today, July 27, 2021, at 8:00AM ET to provide updates on the MARIO-3 TNBC and MARIO-275 UC clinical studies. Erika P. Hamilton, M.D. of Sarah Cannon Research Institute at Tennessee Oncology, and MARIO-3 lead investigator, and Brian Schwartz, M.D., Consulting Chief Physician of Infinity, will review the data for MARIO-3 and MARIO-275, respectively.
To register for the webinar, please click here.
About Infinity and Eganelisib
Infinity is a clinical-stage biotechnology company developing eganelisib (IPI-549), a potentially first-in-class, oral, immuno-oncology macrophage reprogramming therapeutic which addresses a fundamental biologic mechanism of immune suppression in cancer in multiple clinical studies. MARIO-275 is a randomized, controlled combination study of eganelisib combined with Opdivo® in I/O naïve urothelial cancer. MARIO-3 is the first eganelisib combination study in front-line advanced cancer patients and is evaluating eganelisib in combination with Tecentriq® and Abraxane® in front-line TNBC and in combination with Tecentriq and Avastin® in front-line renal cell carinoma. In collaboration with Arcus Biosciences, Infinity is evaluating a checkpoint inhibitor-free, novel combination regimen of eganelisib plus etrumadenant (AB928, a dual adenosine receptor antagonist) plus Doxil® in advanced TNBC patients. In 2019, Infinity completed enrollment in MARIO-1, a Phase 1/1b study evaluating eganelisib as a monotherapy and in combination with Opdivo (nivolumab) in patients with advanced solid tumors including patients refractory to checkpoint inhibitor therapy. With these studies Infinity is evaluating eganelisib in the anti-PD-1 refractory, I/O-naïve, and front-line settings. For more information on Infinity, please refer to Infinity's website at www.infi.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the therapeutic potential of eganelisib; registrational trial planning; plans to present data; the timing of further clinical trial updates from the Company; the Company’s guidance with respect to net loss and cash and cash equivalents; and the Company's ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company's current expectations. For example, there can be no guarantee that eganelisib will successfully complete necessary preclinical and clinical development phases. Further, there can be no guarantee that any positive developments in Infinity's product portfolio will result in stock price appreciation. Management's expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the cost, timing and results of clinical trials and other development activities that may be delayed or disrupted by the COVID-19 pandemic or otherwise; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities; Infinity's ability to obtain and maintain requisite regulatory approvals; unplanned cash requirements and expenditures; development of agents by Infinity's competitors for diseases in which Infinity is currently developing or intends to develop eganelisib; and Infinity's ability to obtain, maintain and enforce patent and other intellectual property protection for eganelisib. These and other risks which may impact management's expectations are described in greater detail under the caption "Risk Factors" included in Infinity's annual report and quarterly reports filed with the Securities and Exchange Commission (SEC), and in other filings that Infinity makes with the SEC, available through the Company’s website at www.infi.com. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity does not undertake and expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Opdivo® is a registered trademark of Bristol Myers Squibb.
Tecentriq® is a registered trademark of Genentech, Inc.
Abraxane® is a registered trademark of Abraxis BioScience, LLC., a wholly owned subsidiary of Bristol Myers Squibb Company.
Avastin® is a registered trademark of Genentech, Inc.
Doxil® is a registered trademark of Baxter Healthcare Corporation.

INFINITY PHARMACEUTICALS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2021	December 31, 2020
Cash, cash equivalents and available-for-sale securities	$97,258	$34,108
Other current assets	2,419	1,912
Property and equipment, net	1,471	1,710
Other long-term assets	1,450	1,589
Total assets	$102,598	$39,319

Accounts payable and accrued expenses	$10,554	$11,047
Liabilities related to sale of future royalties, net[1]	49,083	28,021
Liability related to sale of future royalties to a related party, net[1]	—	21,559
Operating lease liability, less current portion	1,188	1,436
Long-term liabilities	233	245
Total stockholders’ equity (deficit)	41,540	(22,989)
Total liabilities and stockholders’ equity	$102,598	$39,319

1 The company is not obligated to repay the liabilities related to sale of future royalties but these are recorded as a liability on the balance sheet in accordance with accounting guidance for royalty monetization. During the first quarter of 2021, the liability related to sale of future royalties to a related party was reclassified to liability related to sale of future royalties since the Biotechnology Value Fund, L.P. (BVF) is no longer considered a related party.

INFINITY PHARMACEUTICALS, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Royalty revenue	$512	$360	$979	$788
Operating expenses:
Research and development	7,957	6,125	16,158	13,470
General and administrative	3,498	2,937	7,064	6,261
Royalty expense	308	217	590	475
Total operating expenses	11,763	9,279	23,812	20,206
Loss from operations	(11,251)	(8,919)	(22,833)	(19,418)
Other income (expense):
Investment and other income (expense)	27	50	25	235
Non-cash interest expense[1]	(45)	(39)	(90)	(77)
Non-cash related party interest expense[1]	—	(565)	—	(1,099)
Total other expense	(18)	(554)	(65)	(941)
Net loss	$(11,269)	$(9,473)	$(22,898)	$(20,359)
Basic and diluted loss per common share:	$(0.13)	$(0.16)	$(0.28)	$(0.35)
Basic and diluted weighted average number of common shares outstanding:	88,661,934	57,442,332	82,230,784	57,392,965

1 The liabilities related to sale of future royalties will be amortized using the effective interest method over the life of the arrangements. During the first quarter of 2021, the non-cash related party interest expense was reclassified to non-cash interest expense since BVF is no longer considered a related party.

Investor Relations:
Irina Koffler
LifeSci Advisors, LLC
646-970-4681
ikoffler@lifesciadvisors.com